EXHIBIT 10.36

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

PATENT SUBLICENSE AGREEMENT

THIS PATENT SUBLICENSE AGREEMENT (“Agreement”) is entered into by and among:

LiFePO4+C Licensing AG, a Swiss corporation having a place of business at Rothausstrasse 61, 4132 Muttenz, Switzerland (“Licensor”); and

A123 Systems, Inc., a Delaware corporation having a place of business at 200 West Street, Waltham, MA, United States of America 02451 (“A123”; A123 and its Related Corporations shall be collectively referred to as “Licensee”).

Licensor and Licensee shall each be a “Party” and shall be collectively referred to as the “Parties”.

BACKGROUND

A.                                    Licensor has obtained a worldwide license or sublicense from Hydro-Québec, the Université de Montréal and the Centre National de la Recherche Scientifique to the Licensor Licensed Patent Rights (as defined below) for the manufacture, importation, exportation, sale and use of Licensed Products (as defined below) (the “Head License Agreement”). Licensor’s Head License Agreement includes the limited right to grant sublicenses to third parties under the Licensor Licensed Patent Rights for certain fields of application.

B.                                      Licensee is interested in obtaining a worldwide non-exclusive sublicense to the Licensor Licensed Patent Rights in said fields of application in order to have the right to sell Licensed Products in specific circumstances and to incorporate Licensed Products into Electrode Systems, Cells, Complex Systems and other products (as set forth below) and to market and sell such products.

C.                                      Licensee is prepared and intends to use commercially reasonable efforts to continue existing and to further develop commercially effective, reasonably funded (as compared to other similarly situated companies), ongoing and active manufacturing, marketing and sales programs in connection with the products.

D.                                     In the course of negotiations leading to the execution of this Agreement, Licensors offered to Licensee the choice of being granted a license to the Goodenough Patent Rights, the NTT Patent Rights, and the Carbon Coating Patent Rights separately without being obliged to be granted a license to all of these patents as a package. For commercial reasons, Licensee has chosen to be granted a license to all of these patents.

E.                                       A123 and Hydro-Québec are engaged, with others, in a number of judicial and administrative disputes pending in the courts and agencies of the United States of America. The Parties wish to resolve these disputes and settle the claims pending therein through, in part, the creation of this Agreement and the performance of the obligations set forth herein.

NOW IT IS HEREBY AGREED:

1.                                      DEFINITIONS.

1.1                                 “A123 Patent Rights” shall mean the specific Patent Rights listed in Appendix D and any Patent Rights resulting therefrom and claiming continuing or divisional priority thereto.  A123 Patent Rights exclude any patents based on continuation-in-part patent applications filed after December 2, 2005.

1.2                                 “Affiliates” of a Person shall mean any Person directly or indirectly Controlled by, or under common Control with, that Person.

1.3                                 “Agreement” shall mean this Patent Sublicense Agreement.

1.4                                 “Calendar Quarter(ly)” shall mean each of the four quarters in each calendar year where the first quarter commences on January 1 and ends on March 31.

1.5                                 “Carbon Coating and Process Patent Rights” shall mean the Patent Rights listed in Appendix A and any Patent Rights resulting therefrom and claiming priority thereto.

1.6                                 “Cathode Powder” shall mean a Licensed Product, including any combination of Licensed Products and other compounds for use in Cells, Electrode Systems and/or Complex Systems, that is not incorporated into an electrode for use in a Cell.

1.7                                 “Cell” shall mean an independent electrochemical cell comprising at least an anode, an electrolyte, a cathode, the anode and cathode current collectors, and the cell feed-throughs and container, which incorporates any Licensed Product as electrode material. For purposes of this Agreement, the term “Cell” shall include parts thereof incorporating Licensed Products.  Any product that includes a Licensed Product that is not Cathode Powder, an Electrode System or a Complex System shall be deemed a “Cell.”

1.8                                 “Complex System” shall mean a combination of Cells that is mechanically or electrically interconnected and that includes (i) a [***] and (ii) [***] components.

1.9                                 “Control” in relation to a Person shall mean the power by another Person (i) over more than half of the voting rights attached to the equity of the controlled Person or the maximum percentage it is permitted to have in the jurisdiction where such controlled Person exists, whichever is less; (ii) to govern the financial and operating policies of the controlled Person; (iii) to appoint or remove the majority of the members of the board of directors or equivalent governing body, provided that control of the controlled Person is by that board or body; and (iv) to have its appointees on the board of directors or equivalent governing body of the controlled Person cast the majority of votes at meetings of such board of directors or equivalent governing body and “Controlling” shall refer to the exercise of Control over another Person and “Controlled” shall refer to having another Person exercising Control over a Person.

1.10                           “Effective Date” shall have the meaning as defined in Section 9.1.1 below.

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1.11                           “Electrode System” shall mean an electrode sold prior to its use in a Cell that incorporates any Licensed Product as electrode material; provided that such Licensed Product is bound to a substrate as it will be used in a Cell incorporating such Licensed Product.

1.12                           “Gel Electrolyte” shall mean a solid polymer electrolyte, plasticized with more than [***] of solvent in volume content; furthermore, bi-phased electrolyte systems in which a liquid electrolyte coexists with a gel electrolyte in an electrode or in the separator are to be considered as Liquid Electrolytes and not as Gel Electrolytes.

1.13                           “Goodenough Patent Rights” shall mean the Patent Rights listed in Appendix C and any Patent Rights resulting therefrom and claiming priority thereto.

1.14                           “Have Sold” shall refer to the sale of Cells, Electrode Systems, and/or Complex Systems by agents for, and on behalf of the Licensee.

1.15                           “Head License Agreement” shall have the meaning as defined in clause A of the Background.

1.16                           “Joint Venture” shall mean an entity created by Licensee and a Third Party in which Licensee owns [***] or less of the voting securities of such entity or [***] such joint venture.  For the avoidance of doubt and without limitation, a joint venture under which Licensee owns more than [***] of the voting securities of such joint venture, and [***] such joint venture, shall constitute a Related Corporation of A123 under this Agreement (and shall not constitute a “Joint Venture” as such term is defined herein).

1.17                           “Licensor Licensed Patent Rights” shall mean the Goodenough Patent Rights, the Carbon Coating and Process Patent Rights and the NTT Patent Rights.

1.18                           “Licensed Products” shall mean electrode material for Cells, Electrode Systems, and/or Complex Systems that include either:

(i)  olivine or NASICON crystals of lithium and an oxygen polyanion; or

(ii) particles of electrode material that include compounds that are coated with carbon; or

(iii) both (i) and (ii).

For purposes of this Agreement, rights of a Party in connection with Licensed Products shall reflect the Patent Rights licensed to such Party in this Agreement; therefore, when the last to expire of the Goodenough Patent Rights expires, clause (i) of this Section 1.18 shall be of no further force or effect.

1.19                           “Liquid Electrolyte” shall mean a liquid phase electrolytic solution comprising at least one salt dissolved in at least one liquid non-aqueous polar solvent; furthermore bi-phased electrolyte systems in which a liquid electrolyte coexists with a gel electrolyte in an

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electrode or in the separator are to be considered as Liquid Electrolytes and not Gel Electrolytes.

1.20                           “Net Sales” shall mean the gross amount invoiced by Licensee or a Joint Venture or non-monetary consideration received for each sale of Cells, Electrode Systems, and/or Complex Systems to a Third Party in a bona fide arm’s length transaction or as provided in Section 2.4.2 and/or 2.4.3 less (i) sales and/or use taxes actually paid, (ii) import and/or export duties actually paid, (iii) outbound transportation prepaid or allowed and/or (iv) any customary discount or any rebates or returns actually granted by Licensee, a Joint Venture or Procter & Gamble with respect to NET SALES (as defined in the P&G Agreement) for which a royalty is paid by Licensee pursuant to Section 2.4; provided that (a) for the avoidance of doubt, no Net Sales shall accrue with respect to Cells, Electrode Systems, and/or Complex Systems that contain Cathode Powder, Electrode Systems or Cells purchased by Licensee or a Joint Venture from a Third Party which is licensed by Licensor (or the Patent Owners) under the Licensor Licensed Patent Rights to sell or Have Sold such Cathode Powder, Electrode Systems or Cells and (b) no Net Sales shall accrue on any Complex Systems sold by a Joint Venture if Licensee pays royalties to Licensor (or the Patent Owners) on the Net Sales arising from Licensee’s sale of Cells included in such Complex System.

1.21                           “NTT Patent Rights” shall mean the Patent Rights listed in Appendix B and any Patent Rights resulting therefrom and claiming priority thereto.

1.22                           “Patent Owners” shall mean Hydro-Québec, the Université de Montréal and the Centre National de la Recherche Scientifique.

1.23                           “Patent Rights” shall mean any and all patents, patent applications, utility models and utility model applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents, patent applications, utility models and utility model applications and foreign equivalents of the foregoing that claim a Licensed Product, or the manufacture, formulation or use of Licensed Products.

1.24                           “Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a natural person.

1.25                           “PO Representative” shall mean the Person representing the Patent Owners as stated in Section 13.7 below or other Person designated by written notification of the Patent Owners to Licensee and Licensor.

1.26                           “Procter & Gamble” means The Procter & Gamble Company, a corporation incorporated in the State of Ohio, and its Affiliates.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.27                           “P&G Agreement” means the Exclusive License Agreement between Licensee and The Gillette Company, which is an Affiliate of Procter & Gamble, dated November 17, 2008.  A publicly available redacted version of the P&G Agreement is attached hereto as Appendix F; all defined terms in, and sections of, such P&G Agreement which are expressly referenced in this Agreement are hereby incorporated by reference.

1.28                           “Related Corporation” of a Person shall mean any other Person that, at all relevant times, is Controlled by that first Person.

1.29                           “Royalty Schedule” means the royalty thresholds and schedule set forth in Sections 7.2.1 through 7.2.5 of this Agreement.

1.30                           “Term” shall have the meaning as defined in Section 9.1.2 below.

1.31                           “Third Party” shall mean any Person other than (i) the Licensor, (ii) the Patent Owners, (iii) Persons Controlling Licensor or one of the Patent Owners, (iv) Related Corporations of Persons referred to in (i), (ii) and (iii), (v) A123, and (vi) A123’s Related Corporations.

1.32                           “Toll Manufacturer” shall mean a toll manufacturer that Licensee uses to have made for direct sale to Licensee only, Cathode Powder, Electrode Systems, Cells, or Complex Systems under contract with Licensee, subject to Section 2.5.

2.                                      GRANT TO A123; TOLL MANUFACTURERS; JOINT VENTURES; ELECTRODE SYSTEMS.

2.1                                 Sublicense to the Goodenough Patent Rights, and the Carbon Coating and Process Patent Rights. Subject to the terms and conditions stated hereunder, Licensor hereby grants to A123 a non-exclusive worldwide sublicense under the Goodenough Patent Rights, and the Carbon Coating and Process Patent Rights (i) to manufacture, have manufactured, use, import, export, transfer, offer to sell, sell and Have Sold Cells, Electrode Systems, and/or Complex Systems having a Liquid Electrolyte or a Gel Electrolyte, and (ii) to manufacture, have manufactured, use, import, export, transfer, offer to sell, sell or have sold Cathode Powder that has not been incorporated in Cells, Electrode Systems, and/or Complex Systems, in each case solely for incorporation into Cells, Electrode Systems and/or Complex Systems having a Liquid Electrolyte or a Gel Electrolyte by Licensee or to the extent provided in Sections 2.4, 2.5, 2.6 or 2.7.

2.2                                 Sublicense to NTT Patent Rights. Subject to the terms and conditions stated hereunder, Licensor hereby grants to A123 a non-exclusive sublicense under the NTT Patent Rights to practice the invention (known as “hatsumei-no-jisshi” in Japan) as that term is used in Article 2(3) of the Japan Patent Law to manufacture, have manufactured, use, import, export, transfer, offer to sell, sell and Have Sold Cells, Electrode Systems, and/or Complex Systems having a Liquid Electrolyte or a Gel Electrolyte, and to manufacture, have manufactured, use, import, export, transfer, offer to sell, sell or have sold Cathode Powder that has not been incorporated in Cells, Electrode Systems, and/or Complex Systems solely for incorporation into Cells, Electrode Systems, and/or Complex Systems

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having a Liquid Electrolyte or a Gel Electrolyte by Licensee or to the extent provided in Section 2.4, 2.5, 2.6 or 2.7.

2.2.1                        The sublicense granted in this Section 2.2 shall be retroactive to October 6, 2008, provided that A123 provides a report of all gross revenues received by A123 from the manufacture, use, sale lease, or import in Japan of all Cells, Electrode Systems, and/or Complex Systems, including specifically the value of any Cells in Complex Systems from October 2, 2008 through December 31, 2011.  For the avoidance of doubt, notwithstanding anything to the contrary in this Section 2.2, no royalties or any other consideration shall be payable by A123 or any Related Corporation under this Agreement for any sales or other activities authorized in this Section 2.2 which occur prior to December 31, 2011.

2.3                                 Limited Right to grant Sub-Sublicenses. Except as provided in Sections 2.4, 2.5, 2.6 or 2.7, A123 is not entitled to grant sub-sublicenses hereunder, with the exception only of sub-sublicenses to its Related Corporations, and provided that if such sub-sublicensee ceases to be a Related Corporation of A123 (or ceases to meet the requirements of Sections 2.4, 2.5, 2.6 or 2.7, as applicable), any sub-sublicense to such sub-sublicensee shall automatically terminate.  A123 shall give notice to Licensor of the grant or termination of any such sub-sublicense to a Related Corporation of A123 within thirty (30) days of the effective date or termination date of such sub-sublicense. The Related Corporations of A123 which shall have been granted a sub-sublicense hereunder shall not be entitled to grant any further sub-sublicenses.

2.4                                 Rights relating to Procter & Gamble.

2.4.1                        Background regarding P&G Agreement.  Under the P&G Agreement, Procter & Gamble has been granted by Licensee a limited right to make, have made, import, offer for sale, and sell, in the FIELD (as defined in the P&G Agreement), LICENSED PRODUCTS (as defined in the P&G Agreement) that contain Cathode Powder meeting Licensee’s proprietary NANOPHOSPHATE (as defined in the P&G Agreement) formulations which Licensee disclosed to Procter & Gamble pursuant to the P&G Agreement.  Under the P&G Agreement, Procter & Gamble may manufacture such Cathode Powder itself (“P&G-manufactured Powder”) or may purchase such Cathode Powder, or Electrode Systems or Cells, from Licensee, but may not have made such Cathode Powder.  For the avoidance of doubt, all terms referred to in all capital letters in this Section 2.4 refer to the meaning of such terms under the P&G Agreement.

2.4.2                        Cathode Powder Sales to Procter & Gamble.  In conformity with the rights granted to Licensee with respect to Cathode Powder pursuant to Sections 2.1, 2.2 and 2.3 and without limiting Licensee’s rights under Sections 2.1, 2.2 or 2.3, Licensee shall be entitled to offer to sell and sell Cathode Powder for Electrode Systems and/or Cells to Procter & Gamble.   For CELLS (as defined in the P&G Agreement) sold by Procter & Gamble which contain Cathode Powder supplied by Licensee (which Cathode Powder was supplied by Licensee separately, and not

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as part of an Electrode System, Cell or Complex System), Licensee will include Procter & Gamble’s NET SALES (as defined in the P&G Agreement) of such CELLS in Licensee’s Net Sales and will pay royalties on such Net Sales under Sections 7.1.2, 7.1.3 and 7.2 of this Agreement.  All such Net Sales shall be deemed to be Net Sales from the sale of Cells for the purposes of Sections 2.10 and 7.3 of this Agreement.

2.4.3                        [***]

2.4.4                        [***] Procter & Gamble.  Procter & Gamble’s rights under this Section 2.4 shall [***] in connection with [***] to the extent permitted under the P&G Agreement.

2.5                                 Toll Manufacturers. Licensee shall be entitled to have manufactured Cathode Powder, Electrode Systems, Cells and/or Complex Systems for Licensee’s use (or use as contemplated by Sections 2.4, 2.5, 2.6 and 2.7) by any number of Toll Manufacturers at any one time; provided that (A) the right to have manufactured Cathode Powder shall apply to no more than [***] Toll Manufacturers at any one time and (B) the right to have manufactured Electrode Systems shall apply to no more than [***] Toll Manufacturers at any one time.  Should a Toll Manufacturer manufacture both Cathode Powder and Electrode Systems for Licensee, it shall count as both a Cathode Powder Toll Manufacturer and an Electrode Systems Toll Manufacturer for purposes of the limitation of the total number of such Toll Manufacturers.  Licensee shall obtain a written agreement from each such Toll Manufacturer (which Licensor shall have the right to review for purposes of verification) (a) acknowledging the existence of the Licensor Licensed Patent Rights and the Toll Manufacturer’s limited right under this Agreement; (b) agreeing not to, make, have made, use, import and export, offer to sell, sell or have sold Cathode Powder, Electrode Systems, Cells and/or Complex Systems to any Person other than Licensee without first obtaining a license directly from Licensor (which license Licensor is under no obligation to grant) and providing Licensee and the PO Representative with the power to audit and inspect, or appoint, at Licensor’s discretion and expense, an independent Third Party to audit and inspect, such Toll Manufacturer’s activities at reasonable intervals to ensure compliance with the restrictions set forth in this Section 2.5; and (c) that shall not include any right for such Toll Manufacturer to sublicense or subcontract its rights under the Licensor Licensed Patent Rights.  Licensee may supply Cathode Powder to a Toll Manufacturer for the purpose of such Toll Manufacturer manufacturing Electrode Systems, Cells or Complex Systems for supply to Licensee.  Licensee may only use a Toll Manufacturer that is located in a jurisdiction where enforcement of contractual obligations is practicable and effective injunctive relief is generally available through its court system.  Notwithstanding anything else contained in this Agreement or in any other agreement or document, Licensee shall remain responsible for such Toll Manufacturer’s breach of its contractual obligations to Licensee to the extent such obligations were required by this Section 2.5.

2.6                                 [***] Joint Ventures.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.6.1                        Permitted [***] Joint Ventures.  Licensee shall be entitled to have Joint Ventures that are [***] Joint Ventures under this Agreement.   In the case of each “[***] Joint Venture,” with respect to the applicable Joint Venture, Licensee must have (i) ownership of at least [***] of the voting securities of such Joint Venture and (ii)(a) a contractual or legal veto over decisions relating to sales and manufacturing activities utilizing Licensed Products, provided that the Joint Venture is located in a jurisdiction where the applicable contractual or legal veto is enforceable, or (ii)(b) the power to appoint at least half the members of the board of directors or comparable organizational body governing such Joint Venture.  Licensee shall be entitled to provide to each [***] Joint Venture a sub-sublicense under the Licensor Licensed Patent Rights to (A) develop applications for [***] based on using [***] supplied by Licensee, (B) manufacture [***] using [***] supplied by Licensee and (C) use, import and export, offer to sell, sell and have sold [***] using [***] supplied by Licensee (or [***] manufactured by such [***] Joint Venture pursuant to clause (B) above).

2.6.2                        Limitations of [***] Joint Ventures.  Licensee shall be entitled to have [***] Joint Ventures worldwide with rights under this Section 2.6 of this Agreement [***], provided that (a) [***] Joint Ventures may be located in [***] and all other such [***] Joint Ventures must be located in a [***], (b) any such [***] Joint Venture located in [***] must not be created sooner than [***] the Effective Date and (c) Licensee will not form a [***] Joint Venture with any of the following entities or, to the best of A123’s knowledge, Affiliates thereof (excluding entities that are Affiliates due to Control by [***]): [***].  As used herein, “[***]” shall mean [***].

2.6.3                        Single Customer [***] Joint Ventures.  Licensee may sub-sublicense any number of [***] Joint Ventures to manufacture, use, import and export, offer to sell, sell and have sold [***] (which incorporate [***] supplied by Licensee) for that [***] Joint Venture’s own use or for sale to a single end customer designated by Licensee; provided that such end customer is not permitted to sell or transfer any such [***] except as part of a [***].

2.6.4                        Limitations.  For the avoidance of doubt, (a) all supplies of [***] (other than those [***] manufactured by a Joint Venture as contemplated by Sections 2.6.1 and 2.6.3) to [***] Joint Ventures shall pass through Licensee, and (b) no [***] Joint Venture shall receive a right under this Section 2.6 to receive a sub-sublicense under the Licensor Licensed Patent Rights for such [***] Joint Venture to sell [***] (except as expressly permitted by Sections 2.6.1 and 2.6.3) or to manufacture [***].  Licensee or its Related Corporations may supply [***] to any [***] Joint Venture, subject to the limitations set forth in this Section 2.

2.6.5                        [***] Joint Venture Records.  Licensee shall obtain a written agreement from each [***] Joint Venture (which Licensor shall have the right to review for purposes of verification) agreeing (i) to keep at its own expense, during the Term and for three (3) years after expiration or early termination of this Agreement,

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accurate books of account, detailing all data necessary to calculate and audit such [***] Joint Venture’s Net Sales and (ii) upon not less than thirty (30) days advance written notice to Licensee, to allow the PO Representative to have an independent appointed auditor have access to such books and records as necessary to conduct a review or audit of all activities of such [***] Joint Venture upon the same terms and conditions and for the same purpose as provided in Section 8.2 hereof, mutatis mutandis.

2.7                                 [***] Joint Ventures.  Licensee may grant sub-sublicenses hereunder to permit Joint Ventures to (a) manufacture and use (but not to sell or Have Sold, except as provided in clause (b) below) [***] using [***] supplied by Licensee (but not to manufacture [***]), and (b) import and export, offer to sell, sell and Have Sold [***] (but not [***]) using [***] supplied by Licensee or [***] produced by the Joint Venture under clause (a) above.  Such Joint Ventures shall be deemed “[***] Joint Ventures.”  There is no limit on the number or location of [***] Joint Ventures permitted hereunder.  For the avoidance of doubt, a Joint Venture may be deemed to be both a [***] Joint Venture and a [***] Joint Venture, subject to the separate restrictions placed on [***] Joint Ventures and [***] Joint Ventures hereunder.

2.7.1                        [***] Joint Venture Records.  Should royalties be payable to Licensor hereunder on any product sold by a [***] Joint Venture, prior to or immediately upon the first such royalty-bearing [***] Joint Venture sale, Licensee shall obtain a written agreement from such [***] Joint Venture (which Licensor shall have the right to review for purposes of verification) agreeing (i) to keep at its own expense, from the date of the written agreement and thereafter during the Term and for three (3) years after expiration or early termination of this Agreement, accurate books of account, detailing all data necessary to calculate and audit such [***] Joint Venture’s Net Sales and (ii) upon not less than thirty (30) days advance written notice to Licensee, to allow the PO Representative to have an independent appointed auditor have access to such books and records as necessary to conduct a review or audit of all activities of such [***] Joint Venture upon the same terms and conditions and for the same purpose as provided in Section 8.2 hereof, mutatis mutandis.

2.8                                 Breach by Joint Venture.  Notwithstanding anything else contained in this Agreement or in any other agreement or document, Licensee shall remain responsible for a Joint Venture’s breach of its contractual obligations to Licensee to the extent such contractual obligations are required by Section 2.6 or 2.7 hereof.

2.9                                 [***] Transfer.  For the avoidance of doubt, notwithstanding Sections 2.4, 2.5, 2.6 and 2.7, no party other than Licensee shall have any right under this Agreement to transfer [***] to any other Joint Venture or Toll Manufacturer.  Licensee shall have no right to transfer [***] to any Third Party other than Procter & Gamble or to Toll Manufacturers or Joint Ventures to the extent permitted by Sections 2.5, 2.6 or 2.7.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.10                           Maximum Percentage of [***].  Licensee covenants that, during the Term, Net Sales arising from the sale of [***] (individually and not as part of [***]) by Licensee, will not exceed [***] of the sum of (A) Licensee’s aggregate gross revenue from their businesses plus (B) the Net Sales of its Joint Ventures which sell [***] for which royalties are due hereunder.  Should such Net Sales exceed the foregoing percentage of the sum of clauses (A) and (B) above, then the Parties shall discuss in good faith making reasonable adjustments to the applicable royalties set forth in Section 7 below.

3.                                      GRANT TO LICENSOR

3.1                                 License to the A123 Patent Rights. Subject to the terms and conditions stated herein, A123 hereby grants to Licensor a royalty-free, non-exclusive, perpetual, worldwide license under the A123 Patent Rights to manufacture, have manufactured, use, import and export, offer to sell, sell and have sold Cathode Powder, Cells, Electrode Systems, and/or Complex Systems  covered by the claims of the A123 Patent Rights.  This Section 3 shall terminate upon the expiration or termination of this Agreement, except as provided in Section 9.3.1 hereof.

3.2                                 Limited Right to grant Sub-Sublicenses. Licensor shall be entitled to grant sublicenses to the A123 Patent Rights solely in conjunction with, and to the same Persons to whom it has or will grant sublicenses under, the Goodenough Patent Rights, the Carbon Coating and Process Patent Rights and/or the NTT Patent Rights.

4.                                      TITLES AND WARRANTIES.

4.1                                 Licensor’s Warranties. Licensor represents that it has the right to sublicense the Licensor Licensed Patent Rights under the terms hereof.

4.2                                 A123’s Warranties.

4.2.1                        A123 is aware of the fact that this sublicense is granted by Licensor in order to broaden the market and encourage competition in the development, manufacture, use and sale of products incorporating Lithium Iron Phosphate.

4.2.2                        A123 represents that it has the right to license the A123 Patent Rights under the terms hereof.

4.3                                 No Conflict. Each of Licensor and A123 represents to the other that neither it nor any of its Related Corporations have or shall have any agreement with any Third Party that conflicts with the rights and obligations under this Agreement, except as previously disclosed to Licensor with respect to Licensee’s P&G Agreement.

4.4                                 Pending Matters. A123 is aware of the fact that there are several proceedings pending in which, inter alia, the validity of certain Licensor Licensed Patent Rights is in dispute. As of the signing date, these proceedings include: a) European Patent Office Appeal T0834/09 appealing the Opposition Decision revoking EP 0904607; b) an appeal filed against the decision rendered by the State Intellectual Property Office of the People’s

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Republic of China on an Invalidation Request filed on October 29, 2010 by the China Battery Industry Association regarding Chinese Patent ZL01816319.X; c) Civil Action No. 1:06-CV-111 SS in the United States District Court for the Western District of Texas regarding US 5,910,382 and US 6,514,640; and d) Action No. T-219-07 before the Federal Court of Canada between Phostech Lithium Inc. and Valence Technology Inc. regarding Patent Rights in Canada and the appeal thereof before the Federal Court of Appeal of Canada, including the decision of the Federal Court of Appeal of Canada rendered on August 17, 2011.

4.5                                 DISCLAIMER OF WARRANTIES BY LICENSOR. LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY ASPECT OF THE LICENSOR LICENSED PATENT RIGHTS, NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE LICENSOR LICENSED PATENT RIGHTS ARE LICENSED TO LICENSEE STRICTLY ON AN AS IS BASIS.  LICENSOR DOES NOT WARRANT THAT ANY ASPECT OF THE LICENSOR LICENSED PATENT RIGHTS IS ERROR FREE OR WILL MEET LICENSEE’S REQUIREMENTS.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE LICENSED PRODUCTS AND OF THE CELLS IN WHICH LICENSED PRODUCTS WILL HAVE BEEN INCORPORATED IS ASSUMED BY LICENSEE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO OTHER REPRESENTATIONS, EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED, AND ASSUMES NO LIABILITIES OR RESPONSIBILITIES WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE, TOLL MANUFACTURERS, JOINT VENTURES,  PROCTER & GAMBLE, DISTRIBUTORS, VENDEES OR TRANSFEREES OF CATHODE POWDER, CELLS, ELECTRODE SYSTEMS AND/OR COMPLEX SYSTEMS.

4.6                                 DISCLAIMER OF WARRANTIES BY LICENSEE. LICENSEE MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY ASPECT OF THE A123 PATENT RIGHTS, NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE A123 PATENT RIGHTS ARE LICENSED TO LICENSOR STRICTLY ON AN AS IS BASIS. LICENSEE DOES NOT WARRANT THAT ANY ASPECT OF THE A123 PATENT RIGHTS IS ERROR FREE OR WILL MEET LICENSOR’S REQUIREMENTS. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE LICENSED PRODUCTS AND OF THE CELLS IN WHICH LICENSED PRODUCTS WILL HAVE BEEN INCORPORATED IS ASSUMED BY LICENSOR. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, A123 MAKES NO OTHER REPRESENTATIONS, EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED, AND ASSUMES NO LIABILITIES OR RESPONSIBILITIES WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSOR, TOLL MANUFACTURERS, DISTRIBUTORS,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

VENDEES OR TRANSFEREES OF CATHODE POWDER, CELLS, ELECTRODE SYSTEMS AND/OR COMPLEX SYSTEMS.

4.7                                 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF THE LICENSOR LICENSED PATENT RIGHTS OR LICENSOR’S LIABILITY FOR THE UNAUTHORIZED USE BY LICENSOR OF THE A123 PATENT RIGHTS.

4.8                                 Compliance with Import, Export and Re-Export Controls. Licensee agrees to fully comply with all applicable laws or regulations affecting the import, export or re-export of Cathode Powder (only as otherwise permitted under this Agreement), Cells, Electrode Systems and/or Complex Systems under Licensee’s control which include a product benefitting from the license set forth in Section 2 in every jurisdiction worldwide. Licensee agrees to defend, indemnify and hold Licensor harmless from and against any and all claims, liabilities, damages, penalties or the like arising out of or relating to Licensee’s import, export or re-export of Cathode Powder (only as otherwise permitted under this Agreement), Cells, Electrode Systems and/or Complex Systems under Licensee’s control in every jurisdiction worldwide.  Licensor agrees to fully comply with all applicable laws or regulations affecting the import, export or re-export of Cells, Electrode Systems and/or Complex Systems under Licensor’s control which include a product benefitting from the license set forth in Section 3 in every jurisdiction worldwide. Licensor agrees to defend, indemnify and hold Licensee harmless from and against any and all claims, liabilities, damages, penalties or the like arising out of or relating to Licensor’s or its affiliates’ import, export or re-export of Cells, Electrode Systems and/or Complex Systems under Licensor’s control in every jurisdiction worldwide.

5.                                      PATENT RIGHTS.

5.1                                 Claims or Challenges. A123 acknowledges that it has been provided Sections 9.4 and 9.7 of the license agreement between NTT and HQ regarding the NTT Patent License, such Sections 9.4 and 9.7 being attached hereto as Appendix E.

5.2                                 Information. Licensee shall immediately notify Licensor, in writing, if it becomes aware of any suspected infringement of the Licensor Licensed Patent Rights.

5.3                                 Cooperation between the Parties. Each Party shall cooperate fully as reasonably necessary with the other in connection with any litigation (except with respect to litigation against an existing customer or business partner of such Party) asserting the Licensor Licensed Patent Rights or the A123 Patent Rights in a manner that will preserve attorney-client privilege, professional secret and attorney work protection thereto. Unless

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

prohibited by applicable laws, each Party shall cooperate fully in such litigation with all discovery requests permissible under applicable laws, regardless of whether such compliance is legally required by applicable laws. Excepted “existing customers or business partners” of Licensee shall include, without limitation, Licensee’s customers or business partners or entities to whom Licensee has submitted a written proposal or with whom Licensee has a product evaluation agreement or confidentiality agreement at the time such litigation is initiated or such assistance is requested, whichever is earlier.  Excepted “existing customers or business partners” of Licensor shall include, without limitation, sublicensees of Licensor or potential sublicensees with whom Licensor has executed a confidentiality agreement at the time such litigation is initiated or such assistance is requested, whichever is earlier.  With respect to a Party’s excepted existing customers or business partners, no duty of cooperation shall exist and any information available to that Party regarding the excepted existing customer or business partner or the Party’s relationship with that entity must be obtained through third party discovery processes as provided by the relevant court or judicial body.  This Section 5.3 provides no special exemptions from such discovery processes with respect to information available to a Party regarding an excepted existing customer or business partner. or the Party’s relationship with that entity.

5.4                                 Enforcement.  If after the Effective Date of this Agreement, Licensee provides written notice to Licensor (the “Infringement Notice”) that it has actual knowledge or good faith belief that a Third Party, who is a direct competitor of Licensee in phosphate-based products for a material business opportunity, is infringing the Licensor Licensed Patent Rights based upon grounds identified and described in the Infringement Notice, that, to Licensee’s knowledge such Third Party is not a licensee of the Licensor Licensed Patent Rights, and that Licensee entered a competitive bid and was forced to lower its bid price due to a lower bid by the Third Party, as demonstrated by written evidence, then Licensor will be required to inform Licensee in writing within [***] of receiving such Infringement Notice whether it will elect to commence enforcement actions against such Third Party for such infringement (the “Response Notice”) and shall actually execute such enforcement action(s) as soon as reasonably possible, in no event later than [***] after the date that Licensor received the Infringement Notice (the “Enforcement Period”).  Such enforcement actions may include [***], but are not required to include [***].  For purposes of clarity, Licensee shall further be required to identify, in the Infringement Notice, the jurisdictions served by the competitive bid.  If Licensor fails to undertake such enforcement actions by the end of the Enforcement Period, then [***] with respect to any sales of Electrode Systems, Cells or Complex Systems to which Licensee commits in connection with that material business opportunity.  Licensor in the Response Notice shall identify the jurisdictions identified in the applicable Infringement Notice in which enforcement actions are not possible due to lack of Licensor Licensed Patent Rights covering the Third Party’s products.  If Licensor, after good faith investigation, determines that enforcement is not legally warranted in a jurisdiction identified, Licensor shall then promptly advise Licensee, who agrees to discuss to determine the appropriate measures to be taken, if any.  If Licensor is unable to undertake any enforcement action due to lack of Licensor Licensed Patent Rights in any jurisdiction identified by Licensee, [***] with respect to sales of Electrode Systems, Cells and Complex Systems that are

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intended for final use in that jurisdiction.  For purposes of this Section 5.4, a “material business opportunity” shall mean a transaction that Licensee reasonably expects, at the time of the Infringement Notice, to result in aggregate revenue of more than [***].

6.                                      CONFIDENTIAL INFORMATION.

6.1                                 Confidentiality of Agreement. During the Term and for a period of [***] thereafter, neither Party may, without the consent of the other Party, disclose the provisions of this Agreement to Third Parties, other than their legal representatives and auditors, and subject to the rights of Licensor to disclose the provisions of this Agreement on a confidential basis, to the Patent Owners and their financial and legal professionals and to a Third Party who is, would be or could become a most favored licensee, including any existing licensees so long as such Third Party is subject to binding confidentiality obligations consistent with this Section 6. Notwithstanding the above, either Party may disclose the provisions of this Agreement on a confidential basis, to its shareholders, its financial and legal professionals and bankers, to potential investors or to any of its Related Corporations or Joint Ventures that is benefitting from the rights granted hereunder, or on a non-confidential basis in the context of a public offering or public company reporting obligations as required under securities laws and related regulations, but only to the extent required to comply with applicable legal disclosure requirements, and Licensor and Patent Owners may disclose the fact that Licensee is holding a non-exclusive license to the Licensor Licensed Patent Rights, following the issuance of a mutually agreed press release, or as otherwise set forth in Section 6.4.

6.2                                 Other Confidential Information. During the Term and for [***] thereafter, each Party (the Receiving Party) shall maintain in confidence and not disclose to Third Parties, except to the extent contemplated by this Agreement, any information which has been disclosed to it by the other Party (the Disclosing Party, which shall include Related Corporations of the Disclosing Party) under this Agreement, provided such information has been disclosed or is disclosed:

6.2.1                        in written form and marked confidential; or

6.2.2        orally or visually, and is identified as confidential at the time of disclosure and summarized in a written memorandum marked confidential and delivered to the Receiving Party within thirty (30) days of the initial disclosure; or

6.2.3                        disclosed in the form of samples of materials or products identified in writing as confidential;

and, in each such case, subject to the right of Licensor to disclose the reports and other information provided by Licensee to Licensor under this Agreement on a confidential basis to the Patent Owners and their financial and legal professionals. If the Disclosing Party gives its consent to the disclosure by Receiving Party to any Third Party of any information contemplated in Sections 6.1 or 6.2 hereof or in the case of any permitted disclosure to any Third Party pursuant to these two sections, the Receiving Party shall prior to the time of disclosure, have a written agreement with said Third Party containing

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terms and conditions with respect to the protection of confidential information which are no less restrictive than those contained in this Agreement. For the same aforementioned period, a Party receiving information in accordance with Section 6.2 shall use the information only for purposes contemplated by this Agreement or to enforce its rights hereunder.

6.3                                 Exclusions. The obligations set forth in Section 6.2 shall not apply when and to the extent the information:

6.3.1                        was known to the Receiving Party prior to receipt from the Disclosing Party;

6.3.2                        was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

6.3.3                        becomes lawfully available to the public after the date of disclosure through no act or fault on the part of the Receiving Party;

6.3.4                        corresponds in substance to any information received in good faith by the Receiving Party from any Third Party who is not obligated to the Disclosing Party to keep such information confidential;

6.3.5                        is communicated to any Third Party by the Disclosing Party without restriction as to confidentiality or on the basis of a restriction that has elapsed, by issuance of a Patent Right to it, or otherwise;

6.3.6                        is independently developed by an employee or agent of the Receiving Party subsequent to receipt of such information from the Disclosing Party, as evidenced by written records of the Receiving Party;

6.3.7                        is required to be disclosed to a Third Party by law, regulation or legal process (including without limitation each Party’s obligations under applicable securities and securities exchange laws), provided that the Receiving Party takes reasonable steps in accordance with applicable law to inform the Disclosing Party of such disclosure before it takes place and affords it the possibility to try to obtain a court order, or to request that the Receiving Party seek reasonable confidential treatment of submissions to securities regulators or exchanges, protecting the confidentiality of such information; or

6.3.8                        is required to be disclosed to recover damages for a breach of this Agreement provided reasonable measures are taken to limit such disclosure.

In addition, the obligations set forth in Section 6.1 shall not apply when and to the extent the information is required to be disclosed pursuant to Section 6.3.7 or 6.3.8.

6.4                                 Disclosure of Relationship. Notwithstanding Section 6.1, (i) on or after the Effective Date, the Parties shall agree to make publicly known the existence of the cross-licenses granted herein and the dismissal of the pending litigation through an appropriate joint

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press release and/or individual press releases, which content shall have been pre-approved by the Parties, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) Licensor and the Patent Owners shall be allowed to mention Licensee’s name as licensee of the Licensor Licensed Patent Rights in their brochures and webpages in relation with their technology commercialization efforts and achievements; provided that Licensee’s name as licensor of the A123 Patent Rights is also mentioned and that Licensee shall be allowed to mention Licensor’s name as licensee of the A123 Patent Rights in its brochures and webpages in relation with its technology commercialization efforts and achievements.  Licensor and Licensee agree that the press release attached as Schedule 6.4 hereto is hereby approved by both Parties, and that either Party may publicize the contents of such press release without restriction hereunder.

7.                                      REMUNERATION.

7.1                                 Remuneration in General. In consideration of the rights granted hereunder by Licensor commencing as of the Effective Date, Licensee shall owe to Licensor, payable as and when indicated, the following:

7.1.1                        a fixed amount of US$ 5,000,000 payable as follows:

a)                                      a first installment of US$ 3,500,000 to be paid within thirty (30) days of the execution of this Agreement;

b)                                     a second installment of US$ 750,000 to be paid on or before April 18, 2013 (which will survive termination of this Agreement by Licensee pursuant to Section 9.3, as set forth in Section 13.14); and

c)                                      a final installment of US$ 750,000 to be paid on or before April 18, 2014 (which will survive termination of this Agreement by Licensee pursuant to Section 9.3, as set forth in Section 13.14);

7.1.2                        royalties anywhere in the world during any Calendar Quarter between January 1, 2012 and [***], equal to [***] of Net Sales during such Calendar Quarter, with respect to:

a)                                      any Cell, Electrode System, or Complex System sold or Have Sold by Licensee (or Procter & Gamble, as provided in Section 2.4) to a Third Party (“Licensee-Supplied Components”), excluding Cells, Electrode Systems, or Complex Systems supplied to a Joint Venture (1) that were sold by Licensee to the Joint Venture at prices which do not reflect an arms length transaction or (2) for which Licensee chooses not to pay royalties on Net Sales arising from such sale of the applicable Licensee-Supplied Components to such Joint Venture (clauses (1) and (2), collectively and separately, “Excluded JV Sales”); and

b)                                     any Cell, Electrode System, or Complex System sold or Have Sold by a Joint Venture to another Third Party (“JV Products”) which incorporate

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Cells, Electrode Systems, or Complex Systems that were Excluded JV Sales.

7.1.3                        royalties anywhere in the world during any Calendar Quarter starting after [***], equal to the product of the applicable royalty rate specified in Section 7.2 below and [***] of Net Sales during such Calendar Quarter, with respect to:

a)                                      any Cell, Electrode System, or Complex System sold or Have Sold by Licensee (or Procter & Gamble, as provided in Section 2.4) to a Third Party, excluding Excluded JV Sales; and

b)                                     any JV Products sold or Have Sold by a Joint Venture to another Third Party which incorporate Cells, Electrode Systems, or Complex Systems that were Excluded JV Sales.

No royalties shall be payable by Licensee on any Cell, Electrode System, or Complex System sold or Have Sold by Licensee, a Related Corporation, or a Joint Venture to a Third Party anywhere in the world prior to December 31, 2011 inclusively.

7.1.4                        For the avoidance of doubt, royalties shall not be due in connection with the transfer of any [***] due to limits placed on Licensee’s, Procter & Gamble’s, Toll Manufacturers’, and Joint Ventures’ rights to transfer [***] which require its ultimate inclusion in a Cell, Electrode System, or Complex System that is royalty-bearing under this Agreement.

7.2                                 Calculation of Applicable Royalty. At any time during each calendar year during the Term starting after [***], the applicable royalty for calculation of Licensor’s consideration stated in Article 7.1 shall be determined as follows:

7.2.1                        Until Licensee has accrued total royalties owed to Licensor equal to [***] in that calendar year on Net Sales of Cells, Electrode Systems, or Complex Systems that are made during this time frame, the applicable royalty shall be [***] of such Net Sales.

7.2.2                        After Licensee has accrued total royalties owed to Licensor greater than [***] in that calendar year but before Licensee has accrued total royalties owed to Licensor equal to [***] in that calendar year on Net Sales of Cells, Electrode Systems, or Complex Systems that are made during this time frame, the applicable royalty shall be [***] of such Net Sales.

7.2.3                        After Licensee has accrued total royalties owed to Licensor greater than [***] in that calendar year but before Licensee has accrued total royalties owed to Licensor equal to [***] in that calendar year, on Net Sales of Cells, Electrode Systems, or Complex Systems that are made during this time frame, the applicable royalty shall be [***] of such Net Sales.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.2.4                        After Licensee has accrued total royalties owed to Licensor greater than [***] in that calendar year but before Licensee has accrued total royalties owed to Licensor equal to [***] in that calendar year, on Net Sales of Cells, Electrode Systems, or Complex Systems that are made during this time frame, the applicable royalty shall be [***] of such Net Sales.

7.2.5                        After Licensee has accrued total royalties owed to Licensor greater than [***] in that calendar year until the end of that calendar year, on Net Sales of Cells, Electrode Systems, or Complex Systems that are made during this time frame, the applicable royalty shall be [***] of such Net Sales.

7.3                                 Change in the relative percentage of sale of Cells, Electrode Systems, and Complex Systems. In the event the present relative percentage of Licensee’s sales (including all royalty-bearing sales of Related Corporations or Joint Ventures under Section 7.1 and 7.2) of Electrode Systems and Cells, in the aggregate compared to the percentage of Licensee’s sales of Complex Systems (including all royalty-bearing sales of Related Corporations or Joint Ventures under Section 7.1 and 7.2), in the aggregate being currently estimated by Licensee to be under [***] for [***] and over [***] for [***], increases substantially so that Licensee’s revenue for sales of [***] (including all royalty-bearing sales of Related Corporations or Joint Ventures under Section 7.1 and 7.2) represent more than [***] of Licensee’s overall business in Cells, Electrode Systems, and Complex Systems (including all royalty-bearing sales of Related Corporations or Joint Ventures under Section 7.1 and 7.2) within any given period of four consecutive Calendar Quarters, Licensee agrees to promptly notify Licensor and the Parties shall enter into good faith negotiations to determine whether it shall still be appropriate for the royalties applicable on such sales of Electrode Systems, Complex Systems and Cells to be calculated on only [***] of the applicable Net Sales of Licensee or whether such percentage should be raised to account for the increased relative value of the Licensed Product within Licensee’s total revenue. The obligations of this Section 7.3 shall survive any Change of Control of A123.

7.4                                 Change of Control of A123.

7.4.1                        In the event a Third Party, which is (A) currently legally engaged in making Licensed Products, including Complex Systems, Cathode Powder, Cells, or Electrode Systems incorporating Licensed Products, or (B) a potential sublicensee with whom Licensor has executed a confidentiality agreement, and which has not entered into a sublicense agreement on Licensor Licensed Patent Rights with Licensor (a “Competitive Acquirer”), acquires the Control of A123, the royalties payable in respect to all sales of Cells, Electrode Systems, and/or Complex Systems taking place after the date of acquisition of Control shall be as provided in Sections 7.1.2, 7.1.3 and 7.2 until the aggregate royalties paid by Licensee (including any royalties paid by Licensee in connection with any JV Products or any Net Sales arising from NET SALES of Procter & Gamble pursuant to Section 2.4) under this Agreement reach [***], at which time royalties payable shall be as provided in Sections 7.1, 7.2 and 7.7 with the exception that royalties on sales of

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Complex Systems, Cells and Electrode Systems shall be based on [***] Net Sales of such Complex Systems, Cells and Electrode Systems (instead of [***] Net Sales), subject in all respects to Section 7.14 and 7.15.

7.4.2                        In event a Third Party who is not a Competitive Acquirer, acquires Control of A123, the royalties payable in respect to all sales of Cells, Electrode Systems, and/or Complex Systems taking place after the date of acquisition of Control shall be as provided in Sections 7.1 and 7.2.

7.5                                 Royalty Accrual Date. For purposes of determining the rates for the applicable running royalty on sales of Cells, Electrode Systems, and/or Complex Systems and calculating the correct royalties owed for any calendar year, royalties for a particular sale of Cells, Electrode Systems, and/or Complex Systems shall accrue on the date that the Net Sales of each one of the Cells, Electrode Systems, and/or Complex Systems is invoiced by Licensee.

7.6                                 Calculation of Quarterly Payments after [***] until [***]. During the calendar years starting respectively on [***], Licensee shall, subject to Section 7.11 below, pay to Licensor the royalties as accrued in each Calendar Quarter following the end of such Calendar Quarter.

7.7                                 Calculation of Quarterly Payments after [***]. During the calendar year starting on [***], Licensee shall, subject to Section 7.11 below, pay to Licensor the royalties as accrued in each Calendar Quarter following the end of such Calendar Quarter. During each successive calendar year, Licensee shall, subject to Section 7.11 below, pay to Licensor for each Calendar Quarter an estimated royalty for sales of Cells equal to [***] of the product of [***] of the Net Sales of Cells, Electrode Systems and/or Complex Systems made during that Calendar Quarter by the average royalty rate applied on Cells during the prior calendar year.

7.8                                 Annual True up Payments. Licensee shall also pay to Licensor on the 30th day following the end of each calendar year starting after [***], a true up payment equal to the difference between, on the one hand, the sum of the four quarterly payments of the estimated royalty for Cells, Electrode Systems and/or Complex Systems and, on the other hand, the actual royalties accrued from sales of Cells, Electrode Systems and/or Complex Systems as calculated using the applicable royalties set forth herein. In the case where the sum of the four quarterly payments of the estimated royalty for Cells, Electrode Systems and/or Complex Systems is greater than the actual royalties accrued from sales of Cells, Electrode Systems and/or Complex Systems, the difference shall be credited against royalty payments for the successive calendar year or years as the case may be until such credit is exhausted, or refunded if no further royalties are payable.

7.9                                 Term of Royalty Payment Obligation. The royalties under this Section 7 are payable during the Term.

7.10                           Payment. The royalties calculated pursuant to Sections 7.1.1a) and 7.1.3 and to Sections 7.2.1 to 7.8 shall be paid to Licensor on a Calendar Quarterly basis within thirty (30) days

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after the end of each Calendar Quarter during the Term. All amounts payable hereunder by Licensee must be paid in US Dollars without deduction for taxes, assessment, fees or charges of any kind unless expressly allowed herein.

7.11                           Interest. Licensee shall pay Licensor interest on any amounts not paid when due. Such interest shall accrue from the fifteenth day after the payment was due, at a rate of twelve percent (12%) per year compounded monthly and the interest payment shall be due and payable on the first day of each month after interest begins to accrue until full payment of all amounts due to Licensor pursuant to this Agreement is made.

7.12                           Tax Withholding. To the extent required by law, Licensee may retain from all payments payable to the Licensor hereunder, any required withholding taxes and shall forward such retained payments to the competent tax authorities, provided, however, the following conditions are met: (a) the respective tax is an income tax and not any consumption tax, use tax, sales tax or other tax; (b) Licensor is liable for such taxes under applicable laws; and (c) Licensee is required by applicable laws to withhold the tax from payments due to the Licensor and to forward such tax to the competent tax authorities. If taxes have to be withheld, Licensee shall give notice to that effect to Licensor, without undue delay, at the latest five (5) business days before the payment is made, make the necessary withholding and make timely payment of the amount withheld to the appropriate governmental authority.  If the Licensee’s entity making a payment under this Agreement will be other than United States tax resident, Licensee shall provide notice of the tax residence of the payer to Licensor at least ninety (90) days before the payment is made.

Licensor shall take such actions as permitted under applicable law to obtain an exemption or reduction of withholding taxes on any payments hereunder.  If Licensee is United States tax resident, Licensor shall provide Licensee with the appropriate US-tax forms duly completed and signed (e.g. W8-BEN and/or W8-IMY as the case may be) showing that Licensor is tax-exempt or entitled to a reduction of withholding taxes under applicable tax laws or under the applicable tax treaty provisions.

All taxes so withheld shall be paid before penalties attached thereto or interest accrued thereon. If any such penalties or interest nonetheless become due, Licensee shall make prompt payment thereof to the appropriate governmental authority.

If Licensor becomes liable for, and pays any amounts in respect of taxes on any payment due by Licensee hereunder or in respect of penalties or interests thereon, Licensee shall reimburse Licensor in the currency in which Licensor shall be liable to pay such amount in respect of taxes, penalties or interests.

If Licensor is or becomes entitled under any applicable law or treaty to a reduced withholding rate on amounts payable by Licensee under this Agreement, or a complete exemption from withholding with respect to taxes on amounts payable by Licensee under this Agreement, Licensor shall complete and deliver from time to time to Licensee, as soon as possible after Licensee’s request, any form (e.g.. if Licensee is United States tax resident, Forms W8-BEN and/or W8-IMY as the

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case may be) that Licensee is required to obtain to give effect to the reduced rate or exemption.

Licensee shall pay forthwith to Licensor any additional amount necessary to ensure that the amount actually received by Licensor from any payment made by Licensee hereunder, after any withholding tax, is equal to the amount that Licensor would have received had no tax amount been required to be withheld on that payment; provided that, if the Licensor is not tax resident in Switzerland, the maximum additional amount the Licensee is required to pay under this Section 7.12 shall be the amount that would have been due if the Licensor had been tax resident in Switzerland.

Licensee and Licensor each represents, warrants and agrees that it will take all necessary steps to obtain the lowest available rate for withholding taxes under all applicable tax treaties and under domestic law.  Licensee further represents, warrants and agrees that it will withhold taxes at the lowest rate available under such treaties and domestic law provisions; provided Licensor complies with all applicable requirements for such lowest rate.

Licensee shall issue or provide to Licensor the documents required under applicable law (such as tax assessment notices, proof of payment/bank statements) attesting the withholding tax amounts withheld and remitted by Licensee to the competent tax authorities in connection with any and all payments hereunder. These documents shall be issued or provided without undue delay, at the latest within sixty (60) calendar days following the end of each calendar year.

7.13                           Foreign Sales. The conversion of foreign sales and the respective royalty payments into US Dollars shall occur as the sales are invoiced according to Generally Accepted Accounting Principles in the United States. For all royalty payments the conversion ratio from the respective currency to US Dollars shall be based on the applicable exchange rate on the business day of invoicing (or, if such day is not a business day in the United States, on the immediately following business day in the United States) as reflected on Statistical Release H.10 issued by the Board of Governors of the Federal Reserve System for conversion of such currency to US Dollars. The conversion ratio from another currency to the US Dollar for any other payment to Licensor pursuant to this Agreement shall be based upon the arithmetic mean of the exchange rates for each day in the relevant period as reflected on Statistical Release H.10 issued by the Board of Governors of the Federal Reserve System for conversion of such currency to US Dollars.

7.14                           Most Favored Licensee.  Licensor shall ensure that the terms of this Agreement, taken as a whole, shall be no less favorable than the terms taken as a whole provided to any Third Party licensee of the Licensor Licensed Patent Rights.  In the event that a sublicense is granted under the Licensor Licensed Patent Rights for the development, manufacture, use and/or sale of Cathode Powder, Cells, Electrode Systems, and/or Complex Systems on terms that are, taking this Agreement and the proposed Third Party sublicense agreement as a whole, more favorable for such Third Party than the terms of this Agreement as applied to Licensee, then Licensor shall inform License of such agreement within thirty (30) days of entering into such an agreement with any Third Party, and, at Licensee’s

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

option, there shall be imposed an adjustment of the terms of this Agreement on a prospective basis so that Licensee’s terms are not materially less favorable than the terms granted to the Third Party sublicense in light of the relevant factors.  Unless permitted by the confidentiality terms of the Third Party sublicense agreement, Licensee shall not be entitled to directly review such agreement, but instead may provide the Third Party agreement to an independent auditor selected by Licensee who shall report to Licensee whether the terms, taken as a whole, are more or less favorable than those of this Agreement.  Should the auditor conclude that the terms, taken as a whole, are more favorable than those of this Agreement, auditor shall also, upon Licensee’s request, identify such terms that together are more favorable to Licensor, who will disclose such terms to Licensee at that time.  Upon not less than thirty (30) days advance written notice to Licensor, Licensee is entitled to have an independent appointed auditor have access to such books and records of Licensor as necessary to conduct a review or audit of Licensor’s compliance with this Section 7.14.  For the avoidance of doubt, the terms of the licenses with Sony Corporation, the terms of the Head License Agreement and the terms of any settlement agreement with a Third Party regarding the Licensor Licensed Patent Rights shall not be taken into consideration under this Section 7.14.

7.15                           Notice of Alliance Licenses; Preserving Licensee’s Discount from Licensor’s Royalty Structure.

7.15.1                Licensor shall provide Licensee with an abstract of the financial terms of each sublicense, or any amendment to a previous sublicense, granted by Licensor on or after the Effective Date, under any of the Licensor Licensed Patent Rights, for the development, manufacture, use and/or sale of Cathode Powder, Cells, Electrode Systems, and/or Complex Systems, excluding those set forth in Section 7.15.6 below.  Such abstract need not provide the identity of the parties to the relevant agreement, but shall provide sufficient financial information to enable Licensee to apply the terms of this Section 7.15 to such agreement.  Although certain reductions in royalty rates or up-front payments may result from the application of this Section 7.15 involving future licenses governing the sale of Cathode Powder, nothing herein shall be construed to expand the licenses granted in Sections 2.1 and 2.2 with respect to the sale of Cathode Powder by A123.

7.15.2                Licensor acknowledges that Licensee is entering into this Agreement based on an understanding that in general, as of the time of the Effective Date, Licensor licenses the Licensor Licensed Patent Rights to its licensees subject to the Royalty Schedule and the Powder Royalty Schedule (as defined in Section 7.15.3), and subject to a standard up-front, non-creditable license fee payable by such third party licensees of [***] (“Standard Up Front Fee”), effective from the commencement of each of its agreements which sublicense the Licensor Licensed Patent Rights.

7.15.3                If, at any time during the Term, a sublicense is granted to any Third Party by Licensor, under the Licensor Licensed Patent Rights, for the development, manufacture, use and/or sale of Cathode Powder, Cells, Electrode Systems, and/or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Complex Systems, in which the applicable licensee is required to pay any royalty rates (“Lower Rates”), with respect to Cells, Electrode Systems, and/or Complex Systems, less than the royalty rates set forth in the Royalty Schedule (which are [***] as provided in each of Sections 7.2.1 through 7.2.5, respectively) or, with respect to Cathode Powder, less than the royalty rates set forth in the “Powder Royalty Schedule” ([***] at the same royalty amount owed set forth in Sections 7.2.1 through 7.2.5, but as applied to Net Sales of Cathode Powder) (collectively, the “Standard Rates”) for any of the same threshold of Net Sales, but with an upfront fee that is not higher than the Standard Up Front Fee, then Licensor shall provide Licensee with written notice describing such Lower Rates, and, prior to [***], the royalty rate of [***] set forth in Section 7.12 shall be reduced by an amount proportional to the proportion of the Lower Rates to the Standard Rates or, subsequent to [***], the Royalty Schedule under this Agreement shall be reduced by an amount to be the same as the Lower Rates or, in the case of Lower Rates applicable to the Powder Royalty Schedule, the rates in the Royalty Schedule shall be reduced by an amount proportional to the proportion of the Lower Rates to the Standard Rates.  Any recalculated royalty rates applicable under this Section 7.15.3 will only be applied to sales after the date of any such sublicense granted to a Third Party that results in such recalculated rates.  The application of such recalculated rates shall never result in the refund of any amounts accrued prior to the date of any such sublicense granted to a Third Party that results in such recalculated rates.

7.15.4                  If, prior to two (2) calendar years from the Effective Date, a sublicense is granted to any Third Party by Licensor, under the Licensor Licensed Patent Rights, for the development, manufacture, use and/or sale of Cathode Powder, Cells, Electrode Systems, and/or Complex Systems or similar products, in which the applicable licensee is required to pay any up front fee (the “Lower Up-Front Fee”) that is less than the Standard Up-Front Fee, the total of Five Million U.S. Dollars ($5,000,000) due in Section 7.1 shall be reduced by an amount proportional to the proportion of the Lower Up-Front Fee to the Standard Up-Front Fee.  Subsequent to this two-year period, no adjustments to the amount due in Section 7.1.1 shall be made.

7.15.5                  Should any reduction under this Section 7.15 in royalties due under this Agreement or in the up-front payment due under Section 7.1.1 result in Licensee having previously paid Licensor an amount in excess of the amount actually due under this Section 7 (an “Overpayment”), Licensor shall hold such Overpayment as credit against future royalties due and shall provide Licensee with an accounting of any Overpayment within four (4) weeks of its establishment.  Licensee shall reduce the subsequent royalty payment(s) by the amount of the Overpayment.

7.15.6                  The net effect of reduction in royalty rate applicable to Net Sales arising from any application of royalty rates to less than [***] of such other licensee’s Net Sales from Cathode Powder, Cells or Electrode Systems, or less than [***] of such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

other licensee’s Net Sales from Complex Systems, shall be deemed a reduction in the Standard Rates for that license for the purposes of this Section 7.15.  For the avoidance of doubt, the terms of [***], the terms of [***] and the terms of [***] regarding the Licensor Licensed Patent Rights shall not be taken into consideration under this Section 7.15.  Furthermore, any royalty-free, non-exclusive license to all or part of the Licensor Licensed Patent Rights granted to [***] shall not be taken into consideration under this Section 7.15.

8.                                      REPORTING; BOOKS AND RECORDS.

8.1                                 Calendar Quarterly Reporting and Payment. Within [***] after the end of each Calendar Quarter, Licensee shall provide Licensor with a true and accurate report on royalties due hereunder for such Calendar Quarter; and during the first Calendar Quarter of each [***] with an [***] report of the royalties that were payable in respect of sales made during the preceding [***]. The royalty report shall identify and report separately:

8.1.1                        the Net Sales; and

8.1.2                        the amount of all gross revenues received by Licensee, a Related Corporation, or a Joint Venture from the manufacture, use, sale, lease, import in, Japan of Cells, Electrode Systems, and/or Complex Systems.

The royalty report shall contain all data used to calculate the royalty, in sufficient detail to allow Licensor to verify all such payments and the annual royalty report shall also be accompanied by a statement signed by a person in authority at Licensee.

Each royalty report shall be accompanied by the royalty payment due for such Calendar Quarter and a corresponding credit note to Licensor.

8.2                                 Books and Records; Audit Rights. Licensee shall keep at its own expense, and shall cause each Joint Venture to keep at its own expense to the extent required under Sections 2.6 and 2.7, during the Term and for three (3) years after expiration or early termination of this Agreement, accurate books of account, detailing all data necessary to calculate and audit any payments due to Licensor under this Agreement. Upon not less than thirty (30) days advance written notice to Licensee, the PO Representative is entitled to have an independent appointed auditor have access to such books and records as necessary to conduct a review or audit of all activities of Licensee relating to payment obligations under the Agreement, including Net Sales and the volume of sales made of Cells, Electrode Systems and/or Complex Systems by Licensee, and to verify all reports submitted and payments. The independent appointed auditor shall be bound by an obligation of confidentiality no less strict than the respective obligations under this Agreement. Such access will be available to the PO Representative not more than once each calendar year of the Term, during normal business hours, and once a year for three (3) years after the expiration or termination of the Agreement. The auditor shall be paid by the PO Representative, unless the audit of Licensee’s records reveals that Licensee has underpaid amounts owed by more than five percent (5%) for the records so audited. In the latter case Licensee will pay the reasonable costs and expenses incurred by the PO

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Representative and its representatives and accountants, if any, in connection with the review or audit. Licensee will immediately remit any underpayment and any accrued interest to Licensor.

9.                                      TERM AND TERMINATION.

9.1                                 Term.

9.1.1                        This Agreement shall be effective as of October     , 2011 (the “Effective Date”) upon signature of both Parties. If the first installment of the upfront payment is not made within [***] after the execution of this Agreement as provided in Section 7.1.1a), Licensor is entitled, without any prior notice, to withdraw herefrom.

9.1.2                        The term of this Agreement shall be equal to the life of the last to expire of the Patent Rights forming part of the Licensor Licensed Patent Rights, unless sooner terminated pursuant to Sections 9.2 or 9.3 (the “Term”).

9.2                                 Termination by Licensor. This Agreement may be terminated by Licensor by written notice to Licensee, in the event of any of the following events:

9.2.1                        if Licensee abandons business , becomes insolvent or bankrupt or is the object of a forced liquidation or forced winding-up; for purposes of this Section 9.2.1., permitted assignments of this Agreement shall not be considered abandonment of Licensee’s business;

9.2.2                        if Licensee (a) asserts any claims against a Patent Owner or Licensor (i) relating to the Licensor Licensed Patent Rights; or (ii) challenging the validity, enforceability, ownership, or inventorship of the Licensor Licensed Patent Rights; or (b) asserts any claims against a Patent Owner, Licensor or NTT (i) relating to the NTT Patent Rights; or (ii) challenging the validity, enforceability, ownership, or inventorship of the NTT Patent Rights; or (c) otherwise sues NTT for any acts or omissions prior to the Effective Date relating to the NTT Patent Rights; or (d) asserts against NTT any right, interest, claim, demand, damage or cause of action asserted against NTT in the action styled The Board of Regents of the University of Texas System on behalf of the University of Texas and Hydro Quebec v. Nippon Telegraph & Telephone Corporation in the 126th Judicial District Court of Travis County, Texas styled Cause No. D-1-GN-01-001844, and Licensee does not remedy the default within thirty (30) days after receipt of written notice issued by Licensor;

9.2.3                        if Licensee fails to comply with any payment obligation under this Agreement and Licensee does not remedy its default within thirty (30) days after receipt of written notice issued by Licensor; or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.2.4                        if Licensee fails to comply with any other obligation under this Agreement (except as excused under Section 13.8 hereof) and Licensee does not remedy its default within ninety (90) days after receipt of written notice issued by Licensor.

9.3                                 Termination by A123. A123 may terminate this Agreement for any or no reason, at its sole discretion, by delivery of a 90 day prior written notice of termination to Licensor.

9.3.1                        Section 3 shall survive any termination under this Section 9.3 without cause.

9.3.2                        If Licensor fails to comply with any obligation under this Agreement and Licensor does not remedy its default with thirty (30) days after receipt of written notice issued by Licensee, Licensee shall be entitled to terminate this Agreement for cause, in which event Section 3 shall not survive.

9.4                                 Final Reporting and Payment. In the event of any early termination of this Agreement, all amounts, including royalties, due to Licensor pursuant to this Agreement prior to the date of such termination shall be immediately due and payable to Licensor, within [***] of the effective date of termination and Licensee shall provide Licensor a final royalty report, with such payment.

9.5                                 Reversion of Rights. Upon expiration or earlier termination of this Agreement by Licensor under Section 9.2 or by Licensee under Section 9.3, all rights granted to Licensee pursuant to this Agreement shall revert to Licensor and Licensee shall immediately cease any and all use of the Licensor Licensed Patent Rights.

9.6                                 Sell Off. Notwithstanding the reversion of rights pursuant to Section 9.5, upon the applicable termination of this Agreement by Licensor under Section 9.2 or by Licensee under Section 9.3, Licensee (i) shall provide to Licensors a report showing all finished Cathode Powder, Cells, Electrode Systems and/or Complex Systems in stock by Licensee and any Toll Manufacturers or Joint Ventures on the termination date of this Agreement, and (ii) may, for [***], starting on the termination date of this Agreement, sell Cells, Electrode Systems and/or Complex Systems, transfer Cathode Powder in stock on such date to Procter & Gamble for the purposes provided in Section 2.4 and to Joint Ventures for the purposes provided in Sections 2.6 and 2.7, and incorporate or have incorporated by Procter & Gamble or Joint Ventures Cathode Powder in stock on such date into Cells, Electrode Systems and/or Complex Systems, subject to the payment of the royalties for these Cells, Electrode Systems and/or Complex Systems sold after the termination date of this Agreement.  Such royalties shall be paid within [***] from the end of such [***] period. Any Cathode Powder, Cells, Electrode Systems, and Complex Systems including Licensed Products not sold by Licensee, Procter & Gamble, any Toll Manufacturer, or any Joint Venture after this nine (9)-month period shall not be covered by any of the licenses granted to Licensee under this Agreement. Upon the expiration of this Agreement, Licensee shall (i) provide to Licensor a report showing all finished Cathode Powder, Cells, Electrode Systems and/or Complex Systems in stock by Licensee and any Toll Manufacturers or Joint Ventures on the expiration date of this Agreement, and (ii) continue to make royalty payments for the Cells, Electrode Systems and/or Complex Systems that were manufactured during the Term under a valid claim of a Licensor

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Licensed Patent Right to the extent such Cells, Electrode Systems and/or Complex Systems are sold by Licensee, Joint Ventures or Procter & Gamble in the [***] period referenced above.

9.7                                 No Limitation on Rights or Remedies. The early termination or expiration of this Agreement shall not operate to limit any rights or remedies available to any Party, which accrued prior to termination or expiration hereof.

10.                               GOVERNING LAW; DISPUTE RESOLUTION.

10.1                           Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Québec and the Federal laws of Canada applicable therein (excluding any conflict of law, rule, or principle of such laws that might refer such interpretation or enforcement to the laws of any other jurisdiction).

10.2                           Mediation. Any disputes relating to issues arising from this Agreement shall, in the absence of resolution within thirty (30) days of the dispute arising, be referred to the President of the Board of the Licensor on behalf of Licensor, and to the Chief Executive Officer of A123, who shall discuss the matter and attempt to resolve it by mutual consent. Licensor’s President of the Board and A123’s Chief Executive Officer shall meet once face-to-face within thirty (30) days to discuss and resolve the dispute. If the dispute cannot be resolved within thirty (30) days, either Party may, by written notice to the other Party, invoke mediation procedure. The Parties shall conduct a mediation procedure according to the ICC ADR Rules of the International Chamber of Commerce (ICC) in effect on the date of the commencement of the mediation proceedings. The location of the mediation proceedings will be Montreal. The number of mediators will be one (1). The language of the mediation proceeding will be English. If the dispute has not been settled pursuant to the said rules within sixty (60) days following the filing of a request for mediation or within such other period as the Parties may agree in writing, either Party may bring a lawsuit. Exclusive venue for such lawsuit shall be with the competent courts of the Province of Quebec.

11.                               GUARANTEE OF PERFORMANCE.

Performance by Agents and Related Corporations. A123 Systems, Inc. guarantees the performance by its agents and Related Corporations of all obligations hereunder and waives any benefit of division and discussion in connection therewith.

12.                               RESOLUTION OF ONGOING DISPUTES AND RELEASES.

12.1                           Dismissal of Pending Actions and Releases.  In partial consideration of the rights and obligations exchanged herein, the Parties have entered into a Settlement Agreement concurrently with the present Agreement that sets forth the terms and mechanisms for resolving and dismissing the actions pending between A123, Black and Decker,  Hydro-Québec and the University of Texas.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.                               GENERAL PROVISIONS.

13.1                           Amendment. No amendment to the terms and conditions of this Agreement shall be valid and binding on the Parties hereto unless made in writing and signed by an authorized representative of each of the Parties.

13.2                           Severability. If a provision of this Agreement is held invalid or unenforceable, any other provision contained herein shall be separately valid and enforceable to the fullest extent permitted by law unless it is apparent that this Agreement may be considered only as an indivisible whole.

13.3                           No Implied Waiver. No negligence or waiver by either Party to exercise a right shall be deemed to be or construed as a waiver by either Party of its rights.

13.4                           Background and Appendices. The Background section and Appendices form part of this Agreement.

13.5                           Successors and Assigns. This Agreement shall be binding upon each Party’s successors and permitted assigns.

13.6                           No partnership or joint venture. Nothing contained in this Agreement shall constitute or be deemed to create a partnership, joint venture or principal and agent relationship between the Parties.

13.7                           Notices. Any communication including any written notice provided under this Agreement shall be in writing and may be given by any means that shall enable to prove receipt of such communication or notice at the following addresses or any other address that either Party may notify in writing to the other and such notices shall be effective upon actual receipt:

To Licensor:

LiFePO4+C Licensing AG
Rothausstrasse 61
4132 Muttenz
Switzerland

Attention: Managing Director

To Licensee:

A123 Systems, Inc.
200 West Street
Waltham, MA 02451

Attention:  General Counsel

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

To Hydro Québec being designated as PO Representative:

75 René-Lévesque Blvd.
Montréal, Québec, H2Z 1A4
Canada

Attention: Executive Vice President Technology
With a copy to: General Counsel

13.8                           Force Majeure. Save and except with respect to the performance of any obligation to pay when due any amount payable under this Agreement, neither Party hereto shall be responsible for any failure or delay which is due to an unforeseeable event or to a cause beyond its control. If the performance of any obligation of Licensee under this Agreement is delayed pursuant to this Section 13.8, for any continuous period of more than [***], Licensor shall have the right to terminate this Agreement, upon written notice.

13.9                           Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes and replaces all prior agreements between the Parties with respect to the subject matter hereof.

13.10                     Remedies. All remedies conferred by this Agreement shall be cumulative, and a pursuit by any Party of any such remedy shall not limit such Party from pursuing any other remedy to which it may be entitled whether under this Agreement or under law.

13.11                     Compliance with Laws. Each Party shall at all times comply with laws and regulations applicable to the subject matter of this Agreement and to the execution thereof.

13.12                    Further Actions. The Parties hereto shall upon request by the other Party, make, execute and deliver any and all such other and further instruments as may be necessary or desirable for the purpose of giving full force and effect to the provisions of this Agreement, without charges therefor.

13.13                     Assignments. Neither Party shall assign this Agreement in whole or in part nor the performance of any obligations hereunder without the consent of the other Party which shall not be unreasonably withheld, subject however, to the automatic assignment of this Agreement by Licensor to the Patent Owners upon the expiry or earlier termination of the Head License Agreement, and Licensee hereby approves such automatic assignment to the Patent Owners; provided that, either Party may assign or otherwise transfer this Agreement to a successor in connection with a merger, consolidation, reorganization or sale of all or substantially all of a Party’s business related to this Agreement, without the other Party’s or any Third Party consent, subject to the provisions of Section 7.4

13.14                     Survival. The following sections of this Agreement shall survive any expiration or early termination of this Agreement: Section 1, Sections 4.2, 4.5, 4.6 and 4.7, Section 6, Section 7.1.1 (a), (b) and (c) (for each of (a)-(c), subject to the last sentence of this Section 13.14), Section 7.12, Section 8.2, Sections 9.4 to 9.7, Section 10, Section 11,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 12 and Section 13.  The payments set forth in Section 7.1.1 shall survive termination of this Agreement solely in the event of termination by A123 pursuant to Section 9.3 and, in such event, shall remain due and payable on the dates set forth in Section 7.1.1.

13.15                     Construction. Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, all Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

13.16                     Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

13.17                     English Language. The Parties confirm that it is their wish that this Agreement and any other documents delivered or given pursuant to this Agreement, including notices, have been and shall be in the English language only.  Les parties aux présentes confirment leur volonté que cette convention, de même tous les documents, y compris tous avis, s’y rattachant, soient rédigés en anglais seulement.

IN WITNESS WHEREOF, this Patent Sublicense Agreement is hereby executed by:

A123 SYSTEMS, INC.

LIFEPO4+C LICENSING AG

By:	/s/ Peter Zimmermann	By:	/s/ David Vieau
	Peter Zimmermann		David P. Vieau
Board Member
Date:	28 October 2011	Date:	10/31/2011

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Undertaking of the Patent Owners

All capitalized terms used in this undertaking and not otherwise defined shall have the same meaning as in the Sublicense Agreement entered into with A123 to which the present undertaking is attached.

The Patent Owners acknowledge that the rights conveyed under the Sublicense Agreement to Licensee flow from the Patent Owners through Licensor pursuant to the Head License Agreement and finally to the Licensee. The Patent Owners agree that should the Head License Agreement be terminated, the Patent Owners shall step into the role of Licensor and respect the rights granted to the Licensee and shall honor the terms and conditions of this Agreement The Patent Owners further agree to require any acquirer of any of the Licensor Licensed Patent Rights to agree and acknowledge that such acquirer’s rights to such Licensor Licensed Patent Rights are subject in all respects to the rights granted by Licensor and the Patent Owners under this Agreement.

The Patent Owners understand and agree that, according to the Sublicense Agreement, the PO Representative will receive or have access to confidential information related to the commercial activities of A123 and its Related Corporations and Joint Ventures, and technical information related to the processes used by such companies and the products made and sold by such companies. The Patent Owners agree that such information will be kept confidential and, by way of example and not limitation, such information will not be disclosed to other entities participating in the relevant markets including Süd-Chemie AG or other sublicensees. It is understood, however, that such information may be disclosed by the PO Representative to Licensor, insofar is required by Licensor to exercise its rights and perform its obligations under the Sublicense Agreement and under its agreements with the Patent Owners and, in aggregate form only, also insofar as required to assess infringement of the Licensor Licensed Patent Rights by Third Parties.

The Patent Owners represent and warrant that the Patent Owners have the right to grant the covenant set forth in Section 2.4, that they have further consented to Licensor’s grant of the covenant in Section 2.4 and that such covenant shall be effective with respect to all the Patent Owners to the same extent such covenant is applicable to Licensor and/or the Patent Owners hereunder.

HYDRO-QUÉBEC	CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE

By:	By:

Date:	Date:

UNIVERSITÉ DE MONTRÉAL

By:

Date:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX A

LIST OF CARBON COATING AND PROCESS PATENT RIGHTS

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
2	Electrode materials with high surface conductivity	ACEP, Centre National Recherche Scientifique, Université de Montreal	Hydro Quebec	US 09/560,572 not published provisional application	28.04.2000
				US 20020195591 Con granted as US 6855273	21.06.2002	04.05.2020**
				US 20040140458 Div granted as US 6962666	22.12.2003	28.04.2020**
				US 20060060827 Con granted as US 7344659	04.11.2005	28.04.2020**
				US 20080257721 Div granted as US 7815819	19.02.2008	28.04.2020**
				US 12/899067 not published	06.10.2010	28.04.2020**
				US 12/951335 not published	22.11.2010	28.04.2020**
		Hydro Quebec		EP 1049182	02.05.2000	02.05.2020
				EP-DE 60037609	02.05.2000	02.05.2020
				EP-FR 1049182	02.05.2000	02.05.2020
				EP-GB 1049182	02.05.2000	02.05.2020
				EP-IT 1049182	02.05.2000	02.05.2020
		Hydro Quebec		EP 20070025160 application number not yet published	02.05.2000	02.05.2020
		Hydro Quebec		EP 1796189 Div	02.05.2000	02.05.2020
				EP-DE 60041896	02.05.2000	02.05.2020
				EP-FR 1796189	02.05.2000	02.05.2020
				EP-GB 1796189	02.05.2000	02.05.2020
				EP-IT 1796189	02.05.2000	02.05.2020
		Hydro Quebec		JP 2001015111	01.05.2000	01.05.2020
		ACEP, Centre National Recherche Scientifique, Université de Montreal		JP 2008186807 Div	22.02.2008	01.05.2020*
		Hydro Quebec		CA 2,307,119	28.04.2000	28.04.2020
		Hydro Quebec		CA 2,270,771	30.04.1999	30.04.2000

* May be subject to terminal disclaimer

** Expiration dates for US Patent Applications are estimated based on filing dates. If the relevant application qualifies for a Patent Term Adjustment under US law, the expiration date may be later than indicated

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
		Hydro Quebec		CA 2,625,896	28.04.2000	28.04.2020
		Hydro Quebec		CA 2,658,728	28.04.2000	28.04.2020
		Hydro Quebec		CA 2,658,741	28.04.2000	28.04.2020
		Hydro Quebec		CA 2,658,748	28.04.2000	28.04.2020

3	Method for synthesis of carbon-coated complex oxide with control size	Hydro Quebec	Hydro Quebec,Centre National Recherche Scientifique,Université de Montreal	WO 02/027823	21.09.2001	21.03.2003
				US20040033360 granted as US 7601318	21.09.2001	09.04.2023**
		Hydro Quebec, Centre National Recherche Scientifique, Université de Montreal		US 2010065787 Con	11.09.2009	21.09.2021**
				EP 1325525	21.09.2001	21.09.2021
				EP 20100180996 Div. application number not yet published	21.09.2001	21.09.2021
				JP 2004509447	21.09.2001	21.09.2021
		Hydro Quebec		CA 2320661 Prio	26.09.2000	26.09.2020
		Hydro Quebec		CA 2422446	21.09.2001	21.09.2021
		Hydro Quebec		CN 101453020	21.09.2001	21.09.2021
		Hydro Quebec		CN 1478310 granted as CN 100421289	21.09.2001	21.09.2021
		Hydro Quebec		KR 20030045791 granted as KR 100879839	28.02.2003	21.09.2021
		Hydro Quebec		WO 02/027824	21.09.2001	21.03.2003

4	Synthesis method for carbon material based on LixM1-yM’(XO4)n	Hydro Quebec	Hydro Quebec, Centre National Recherche Scientifique, Université de Montreal	US 20040086445 granted as US 7285260	21.09.2001	27.04.2022**
		Hydro Quebec, Centre National Recherche Scientifique, Université de Montreal		US 20070134554 Con granted as US 7457018	19.01.2007	21.09.2021**
		Hydro Quebec		EP 1325526	21.09.2001	21.09.2021
		Hydro Quebec, Centre National Recherche Scientifique, Université de Montreal		JP 2004509058	21.09.2001	21.09.2021
		Hydro Quebec		CA 2320661 Prio	26.09.2000	26.09.2020
		Hydro Quebec		CA 2423129	21.09.2001	21.09.2021
		Hydro Quebec, Université de Montreal

* May be subject to terminal disclaimer

** Expiration dates for US Patent Applications are estimated based on filing dates. If the relevant application qualifies for a Patent Term Adjustment under US law, the expiration date may be later than indicated

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B

LIST OF NTT PATENT RIGHTS

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
5	LITHIUM SECONDARY BATTERY.	NIPPON TELEGR & TELEPH CORP <NTT>	NIPPON TELEGR & TELEPH CORP <NTT>	JP 2001085010 granted as JP 3504195	16.09.1999	16.09.2019

6	NON-AQUEOUS ELECTROLYTE SECONDARY BATTERY.	NIPPON TELEGR & TELEPH CORP <NTT>	NIPPON TELEGR & TELEPH CORP <NTT>	JP 09134724 granted as JP 3523397	07.11.1995	07.11.2015

7	NON-AQUEOUS ELECTROLYTE SECONDARY BATTERY.	NIPPON TELEGR & TELEPH CORP <NTT>	NIPPON TELEGR & TELEPH CORP <NTT>	JP 09134725 granted as JP 3484003	07.11.1995	07.11.2015

8	NONAQUEOUS ELECTROLYTE SECONDARY BATTERY.	NIPPON TELEGR & TELEPH CORP <NTT>	NIPPON TELEGR & TELEPH CORP <NTT>	JP 2004178835 granted as JP 4153288	25.11.2002	25.11.2022

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX C

LIST OF GOODENOUGH PATENT RIGHTS

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
1	Cathode materials for secondary (rechargeable) lithium batteries	University of Texas	Hydro Quebec	WO 97/40541	23.04.1997	23.10.1998
				US 60/016,060 not published provisional application	23.04.1996	23.04.1997
				US 60/032,346 not published provisional application	04.12.1996	04.12.1997
				US 5,910,382	21.04.1997	21.04.2017
				US 6,391,493 Div	23.04.1999	21.04.2017
				EP 0904607	23.04.1997	23.04.2017
				EP-DE 69731382	23.04.1997	23.04.2017
				EP-FR 0904607	23.04.1997	23.04.2017
				EP-GB 0904607	23.04.1997	23.04.2017
				EP-IT 0904607	23.04.1997	23.04.2017
				EP 1501137 Div.	23.04.1997	23.04.2017
				EP 1755182 Div.	23.04.1997	23.04.2017
				EP 1755183 Div.	23.04.1997	23.04.2017
				EP 2282368 Div.	23.04.1997	23.04.2017
				EP 10186105.2 Div. application number not yet published	23.04.1997	23.04.2017
				JP 2000-509193 granted as JP 4369535	23.04.1997	23.04.2017
				JP 2007-214147 Div	14.05.2007	23.04.2017*
				JP 2007-294463 Div	14.05.2007	23.04.2017*
				JP 2009-110967 Div	17.12.2008	23.04.2017*
				JP 2010-056097 Div	07.12.2009	23.04.2017*
				CA 2,251,709	23.04.1997	23.04.2017
				CA 2,543,784	23.04.1997	23.04.2017
				US 6,514,640 Con	24.12.1997	21.04.2017**
		Michel Armand, John B. Goodenough, Akshaya K. Padhi, Kirakodu S. Nanjundaswamy, Christian Masquelier		US 20030082454 Con	02.12.2002	21.04.2017**
				US 20050003274 Con	30.07.2004	21.04.2017**
				US 20050244321 Con	13.07.2005	21.04.2017**
				US 20070117019 Con	29.12.2006	21.04.2017**

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
				US 20070166618 Con	29.12.2006	21.04.2017**
				US 20070281215 Con	03.08.2007	21.04.2017**
				US 20110039158 Con	20.08.2010	21.04.2017**
				US 12/952978 not published	23.11.2010	21.04.2017**
				US 20100314577 Con	20.08.2010	21.04.2017**
				US 20100314589 Con	20.08.2010	21.04.2017**
				US 20100310935 Con	20.08.2010	21.04.2017**
				US 20100316909 Con	20.08.2010	21.04.2017**
				US 20110006270 Con	08.09.2010	21.04.2017**
				US 20110017959 Con	08.09.2010	21.04.2017**
		John B. Goodenough, Akshaya K. Padhi, Kirakodu S. Nanjundaswamy, Christian Masquelier		US 20110006256 Con	08.09.2010	21.04.2017**
				US 7,972,728 Con	20.08.2010	21.04.2017**
				US 7,964,308 Con	20.08.2010	21.04.2017**
				US 7960058 Con	08.09.2010	21.04.2017**
				US 7,955,733 Con	20.08.2010	21.04.2017**
				US20110068297 Con	2010-11-23	21.04.2017**

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX D

A123 PATENT RIGHTS

Patent Family	Title	Applicant/ Proprietor according to data base	Current proprietor	Document No.	Application Date	Expiry Date
1	NANOSCALE ION STORAGE MATERIALS	A123 Systems, Inc.	A123 Systems, Inc.	US Patent No. 7,939,201	03.04.2006	03.04.2026**
				US 13/086,883, (Continuation of US Patent No. 7,939,201; Notice of Allowance Mailed on 29.06.2011)	14.04.2011	03.04.2026**
				CN 200680035978.5	03.08.2006
				EP 06851633.5	03.08.2006
				JP 2008-536570	03.08.2006
				KR 10-2008-7005568	03.08.2006
				TW 95129015	06.08.2006

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX E

SECTIONS 9.4 AND 9.7
OF THE LICENSE AGREEMENT BETWEEN HQ AND NTT
REGARDING THE NTT PATENT RIGHTS

Section 9.4:

[***]

Section 9.7:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX F

REDACTED PATENT SUBLICENSE AGREEMENT

[Attached separately]

(Reference is made to Exhibit 10.30 filed with the company’s registration statement on Form S-1/A, dated November 25, 2008, filed separately with the Securities and Exchange Commission and incorporated herein by reference.)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6.4

PRESS RELEASE

[To be attached]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.